Exhibit 99.2

Consent of Wells Fargo Securities, LLC

The Board of Directors

Union Pacific Corporation

1400 Douglas Street

Omaha, Nebraska 68179

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 28, 2025, to the Board of Directors of Union Pacific Corporation (“Union Pacific”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinions of Union Pacific’s Financial Advisors — Opinion of Wells Fargo” and “THE MERGERS — Opinions of Union Pacific’s Financial Advisors — Opinion of Wells Fargo” in, the joint proxy statement/prospectus relating to the proposed transaction involving Union Pacific and Norfolk Southern Corporation (“Norfolk Southern”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Union Pacific (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

Wells Fargo Securities, LLC

September 30, 2025